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                                                                  Exhibit 23.2

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of National Atlantic Holdings Corporation and Subsidiaries
Freehold, New Jersey

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-117804 of National Atlantic Holdings Corporation and Subsidiaries of our report dated December 20, 2004 appearing in the Prospectus, which is a part of such Registration Statement, and to the references to us under the headings "Experts" and "Change in Independent Registered Public Accounting Firm" in such Prospectus.


/s/ Deloitte & Touche LLP

Parsippany, New Jersey
December 20,  2004